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FOR IMMEDIATE RELEASE                                                  Contacts:
June 2, 2000                                     Michael J. McGarry (News Media)
                                                                    703/561-6063
                                     Melissa E. Bockelmann (Financial Community)
                                                                    703/561-6011


COLUMBIA ENERGY GROUP SHAREHOLDERS APPROVE MERGER WITH NISOURCE

         WILMINGTON, Del., June 2, 2000 - Columbia Energy Group today announced that its shareholders have voted overwhelmingly to approve the company's merger with NiSource Inc., an Indiana-based energy company. NiSource's shareholders already had approved the merger at its annual meeting, held yesterday in Columbus, Ohio.

          Columbia and NiSource announced on Feb. 28, 2000 that they had entered into a definitive merger agreement, pending shareholder and regulatory approval. More than 66 percent of Columbia shares were voted in favor of the merger, representing a 98 percent approval of the merger. Following regulatory approval and closing of the transaction, Columbia shareholders will receive approximately $6 billion in cash and stock, with another $2.5 billion in Columbia debt to be assumed by a new NiSource holding company.

         "We are very pleased with today's outcome, which is an important milestone in the merger of our two companies," said Oliver G. Richard III, president, chairman and CEO of Columbia Energy Group. "The new company will be an energy powerhouse, the largest natural gas distributor east of the Rocky Mountains, serving some 4.1 million customers in nine states. It will have a dynamic platform for growth in an industry that's undergoing dramatic changes," he said. "Shareholders and employees also will have an opportunity to share in the future growth of the new company.

         "Columbia and NiSource managements are working together to achieve a seamless transition and integration of the companies after the transaction's closing date," Richard added. He said they already have made various filings with appropriate state and federal regulatory agencies. The merger is expected to be completed by the end of 2000, with the exact date dependent upon receipt of regulatory approval.

         Under the merger agreement, Columbia Energy Group shareholders will receive, for each Columbia share of common stock, $70 in cash plus a $2.60 face value SAILSSM (a unit consisting of a zero coupon debt security with a forward equity contract). Columbia shareholders also have the option to elect to receive (in lieu of cash and SAILS) new holding company stock in a tax-free exchange, for up to 30 percent of the outstanding Columbia shares, subject to certain conditions.

         Approximately 45 days before the expected merger date, Columbia shareholders will be sent information about their choice between cash and new holding company SAILS or new holding company common shares.


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                                    - more -

         Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with assets of approximately $7 billion. Its operating companies currently engage in nearly all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as retail energy marketing, propane and petroleum product sales, and electric power generation. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.

This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and the actions of the Federal and State regulators.

Other factors include, but are not limited to, actions in the financial markets, weather conditions, economic conditions in the two companies, service territories, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties. These and other risk factors are detailed from time to time in the two companies, SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The companies do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of the document.

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